Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Member of

Citigroup Managed Futures LLC:

We consent to the use of our report dated February 27, 2004, with respect to the financial statements of Citigroup Diversified Futures Fund L.P. as of and for the period May 1, 2003 through December 31, 2003 and our report dated April 27, 2004, with respect to the statement of financial condition of Citigroup Managed Futures LLC as of December 31, 2003, each of which is included in the Post-Effective Amendment No. 1 to the Registration Statement dated August 13, 2004 on Form S-1 (the “Post-Effective Amendment”) of the Citigroup Diversified Futures Fund L.P. We also consent to the reference to our firm under the heading “Experts” in the Post-Effective Amendment.

/s/ KPMG LLP

New York, New York

August 13, 2004